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                                                                    EXHIBIT 99.1

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                                  NEWS RELEASE
                                AUGUST 24, 1999

                              [INLAND LETTERHEAD]

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             INLAND RESOURCES INC. AGREES TO TERMS OF RESTRUCTURING

DENVER, CO - Inland Resources Inc. (OTCBB: INLN) ("Inland") announced today that Inland and its wholly-owned subsidiary, Inland Production Company ("IPC"), agreed to terms with its lenders and preferred shareholders regarding the restructuring of the capital structure of Inland. The restructuring is subject to the preparation of definitive documents, due diligence, approval by regulatory agencies, approval by the Board of Directors of Inland, and approval by the lenders and preferred shareholders.

By the terms of the restructuring, Inland will issue redeemable preferred stock having an initial liquidation preference of approximately $92 million and common stock of Inland to IPC's junior secured lender and Inland's preferred shareholder in exchange for cancellation of certain indebtedness of IPC and cancellation of Inland's existing Series C Preferred Stock. As a result, the currently outstanding common stock of Inland will represent approximately 30% of the outstanding common stock of the Company post-restructuring. In addition, holders of the new redeemable preferred stock will be entitled to five of six members of Inland's board of directors.

The restructuring also requires that the existing Farmout Agreement among IPC, Inland and Smith Energy Partnership, an affiliate of Inland, be amended to eliminate the option of payments by the issuance of common stock and to provide for cash payments only.

IPC has also reached an agreement in principle, subject to completion of the restructuring, to amend its senior credit facility to increase IPC's borrowing base and to modify certain other terms. Principal payments under IPC's existing senior credit facility have been extended to September 10, 1999.

Co-CEO, Kyle R. Miller commented, "The restructuring of our balance sheet reflects the confidence of our capital providers in the Company's business plans and prospects. We are anxious to resume drilling operations in the Monument Butte Field and to continue our consolidation efforts within the Uinta Basin."

The restructuring is expected to close in September 1999.